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                             UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                             SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[X]Preliminary Proxy Statement
[ ]Confidential, for Use of the Commission Only (as permitted by Rule
   14a-6(e)(2))
[ ]Definitive Proxy Statement
[ ]Definitive Additional Materials
[ ]Soliciting Material Pursuant to ss.240.14a-12

                    Riviera Holdings, Inc.
         -----------------------------------------------
        (Name of Registrant as Specified In Its Charter)

---------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

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2) Aggregate number of securities to which transaction applies:

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3) Per unit price or other underlying value of transaction computed pursuant to
   Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

-----------------------------------------------------------------------

4) Proposed maximum aggregate value of transaction:

-----------------------------------------------------------------------

5) Total fee paid:

-----------------------------------------------------------------------

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

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2) Form, Schedule or Registration Statement No.:

----------------------------------------------------------------------

3) Filing Party:

----------------------------------------------------------------------

4) Date Filed:

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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                    ANNUAL MEETING OF STOCKHOLDERS OF

                     RIVIERA HOLDINGS CORPORATION
                              May 17, 2005
Proof #2

                      Please date, sign and mail
                        your proxy card in the
                      envelope provided as soon
                             as possible.


           Please detach and mail in the envelope provided.


----------------------------------------------------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR the nominees for directors and For Proposals 2,3 and 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]
----------------------------------------------------------------------------------------------------------------------------
                                                                                                               FOR   AGAINST ABSTAIN
1.Election of the following Six Nominees as Directors   2.Approval of our 2005 Incentive Stock Option Plan.    [ ]     [ ]     [ ]
  of the Company.
                         NOMINEES:                      3.Approval of our 2005 Non-Qualified
 [ ]FOR ALL NOMINEES     O William L. Westerman           Stock Option Plan for Non-Employee Directors.        [ ]     [ ]     [ ]
                         O Robert R. Barengo
 [ ]WITHHOLD AUTHORITY   O Jeffrey A. Silver            4.Approval of our issuance of common stock to non-employee
    FOR ALL NOMINEES     O Paul A. Harvey                 Directors as described in our Proxy Statement.        [ ]     [ ]     [ ]
                         O Vincent L. DiVito
 [ ]FOR ALL EXCEPT       O James N. Land Jr.            5.In their discretion, the proxies are authorized to vote upon such other
 (See instructions below)                                 matters as may properly come before the Annual Meeting.

                                                          IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES OF COMMON STOCK COVERED
INSTRUCTION: To withhold authority to vote for any        HEREBY WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE
individual nominee(s), mark "FOR ALL EXCEPT" and fill     SUCH SHARES WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTOR, "FOR" APPROVAL
in the circle next to each nominee you wish to withhold,  OF THE 2005 INCENTIVE STOCK OPTION PLAN, "FOR" APPROVAL OF THE 2005
as shown here:                                            NON-QUALIFIED STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS, "FOR" APPROVAL
--------------------------------------------------------  OF THE ISSUANCE OF COMMON STOCK TO NON-EMPLOYEE DIRECTORS AND AS THE
                                                          PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE
                                                          THE ANNUAL MEETING.

                                                          The undersigned hereby revoke(s) all previous Proxies and acknowledge(s)
--------------------------------------------------------  receipt of the copy of the Notice of Annual Meeting dated April 22, 2005,
To change the address on your account, please check the   the Proxy Statement attached thereto and the Annual Report of the Company box at right and indicate your new address in the address for the fiscal year ended December 21, 2004 forwarded therewith.
space above. Please note that changes to the registered
name(s) on the account may not be submitted via this      PLEASE MARK, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED
method.[ ]                                                ENVELOPE.
--------------------------------------------------------
Signature of Stockholder_____________________________ Date:______ Signature of Stockholder_____________________________ Date:______


Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROOF #2
                       RIVIERA HOLDINGS CORPORATION
                      2901 Las Vegas Boulevard South
                        Las Vegas, Nevada 89109
                PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON
                               May 17, 2005
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby constitute(s) and appoint(s) William L. Westerman and Duane R. Krohn, and each of them, as proxies, with full power of substitution, to vote all shares of Common Stock of Riviera Holdings Corporation (the "Company") which the undersigned is (are) entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Riviera Hotel & Casino, 2901 Las Vegas Boulevard South, Las Vegas, NV 89109, on Tuesday, May 17, 2005, at 1:00 p.m., Las Vegas time, and at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"), on all matters that may come before such Annual Meeting. Said proxies are instructed to vote on the following matters in the manner herein specified.

                (Continued and to be signed on reverse side)

                          RIVIERA HOLDINGS CORPORATION
                         2901 Las Vegas Boulevard South
                             Las Vegas, Nevada 89109
                                 -------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To be held on May 17, 2005

                             TO THE STOCKHOLDERS OF
                          RIVIERA HOLDINGS CORPORATION

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Riviera Holdings Corporation, a Nevada corporation, will be held at the Riviera Hotel and Casino, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109 on May 17, 2005, at 1:00 p.m., Las Vegas time, for the following purposes:
1. To elect our Board of Directors; 2. To approve our 2005 Incentive Stock Option Plan;
3. To approve our 2005 Non-Qualified Stock Option Plan for Non-Employee Directors;
4. To approve our issuance of 30,000 shares of our common stock to our non-employee Directors, subject to a vesting schedule and transfer restrictions as described in the accompanying Proxy Statement; and
5. To consider and act upon such other matters as may properly come before the Annual Meeting or any re-convenings thereof.

         We have fixed April 12, 2005 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (including any re-convenings thereof). Only holders of record of our common stock at the close of business on that date are entitled to vote at the Annual Meeting. A complete list of those stockholders can be examined by any such stockholder for any purpose germane to the Annual Meeting, during ordinary business hours, at our offices located at 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

         Our Annual Report for the year ended December 31, 2004, which includes a copy of our annual report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2004, is enclosed.

                                           By Order of the Board of Directors,

                                           William L. Westerman
                                           Chairman of the Board
Dated: April 22, 2005

YOU ARE URGED TO COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY AS SOON AS POSSIBLE. IF YOU ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED. IF THE PROXY IS MAILED IN THE UNITED STATES IN THE ENCLOSED ENVELOPE, NO POSTAGE IS REQUIRED.

                          RIVIERA HOLDINGS CORPORATION
                         2901 Las Vegas Boulevard South
                             Las Vegas, Nevada 89109


                                 PROXY STATEMENT
                       for Annual Meeting of Stockholders
                           to be held on May 17, 2005
                                                             April 22, 2005
TO THE STOCKHOLDERS:

         Our Board of Directors is soliciting proxies for our 2005 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

         In this Proxy Statement:

o "We," "Us," "Our" and the "Company" refers to Riviera Holdings Corporation (a Nevada corporation);

o "Annual Meeting" means our 2005 Annual Meeting of Stockholders that will be held on Tuesday, May 17, 2005, at 1:00 p.m. Las Vegas time, at the Riviera Hotel and Casino, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109;

o        "Common Stock" means our common stock, par value $.001 per share; and

o "Stockholders" means holders of record of our Common Stock as of the close of business on April 12, 2005.

         Our principal executive offices are located in the Riviera Hotel and Casino at 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Our 2004 Annual Report, this Proxy Statement and the accompanying proxy card are first being sent to stockholders on or about April 22, 2005.

         Stockholders are entitled to one vote at the Annual Meeting for each outstanding share of our Common Stock that they hold as of April 12, 2005 (the "Record Date"). At the close of business on April 7, 2005, 12,340,755 shares of our Common Stock were outstanding.

         We request each Stockholder to execute and return the enclosed proxy as soon as possible. The person who signs the proxy must be either (1) the registered holder of such shares of our Common Stock or (2) a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other business entity, or any other person acting in a fiduciary or representative capacity on behalf of such registered holder. You can revoke your proxy at any time before it is voted, if so desired, by filing with the Secretary of the Company an instrument revoking the proxy or by returning a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Any proxy revocation should be sent to Riviera Holdings Corporation, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Secretary. Your attendance at the Annual Meeting will not by itself constitute revocation of your proxy.

         We are paying all costs of the solicitation of proxies, including the expenses of printing and mailing to Stockholders this Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders, the enclosed proxy card and the Annual Report. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses, in accordance with the regulations of the Securities and Exchange Commission, in sending proxies and proxy materials to the beneficial owners of our Common Stock. Our directors, officers and employees may also solicit proxies in person, or by mail, e-mail or telephone, but such persons will receive no compensation for that work, other than their normal compensation.

                          PURPOSE OF THE ANNUAL MEETING

         At the Annual Meeting, the Stockholders will consider and vote on:

                  1. the election of six directors to hold office until our next annual meeting of stockholders and until their respective successors have been elected and qualified, or until resignation or removal;

                  2.       approval of our 2005 Incentive Stock Option Plan;

                  3. approval of our 2005 Non-Qualified Stock Option Plan for Non-Employee Directors;

                  4. our issuance of 30,000 shares of our Common Stock to our non-employee Directors, subject to a vesting schedule and transfer restrictions as described in this Proxy Statement; and

                  5. such other matters as may properly come before the Annual Meeting.

                             VOTE REQUIRED; PROXIES

         The presence in person or by proxy of a majority of the shares of our Common Stock outstanding and entitled to vote as of the Record Date is required for a quorum at the Annual Meeting. If a quorum is present, the six Director nominees who receive the highest number of votes will be elected to our Board of Directors. For the other voting proposals, the affirmative vote of the holders of a majority of our outstanding shares represented in person or by proxy and entitled to vote at the Annual Meeting will be required for approval.

         Shares of our Common Stock represented by properly executed proxies that have not been revoked will be voted in accordance with the instructions in such proxies. If no contrary instructions are given, such shares will be voted:
(1) FOR the election of all nominees for director named in this Proxy Statement;
(2) FOR the issuance of 30,000 shares of our Common Stock to our non-employee directors; (3) FOR the adoption of our 2005 Incentive Option Plan; (4) FOR the adoption of our 2005 Non-Qualified Stock Option Plan for Non-Employee Directors; and (5) in the discretion of the persons named as proxy appointees as to any other matters that may properly come before the Annual Meeting.

         It is possible that our shares held by brokers or other Stockholder nominees could be voted on certain matters but not others. This would occur, for example, when the broker or nominee does not have discretionary authority to vote the shares and is instructed by the beneficial owner to vote on a particular matter but is not instructed on other matters. These are known as "non-voted" shares. Non-voted shares will be counted for determining whether a quorum is present, but will not be voted on matters as to which the beneficial owner has given no voting instructions.

                                 PROPOSAL NO. 1
                              Election of Directors
                             (Item 1 on Proxy Card)

         Our Board of Directors consists of six members, all of whom have been nominated for election at the Annual Meeting. If elected, they will hold office until the next annual meeting of our stockholders and until their respective successors have been elected and qualified, or until resignation or removal.

Directors

         The following table presents information as of April 12, 2005 regarding the six nominees for director:

      Name                                Age              Position

William L. Westerman                      73           Our  Chairman  of  the
                                                       Board, Chief Executive
                                                       Officer and President;
                                                       Chairman of the Board and
                                                       Chief Executive Officer
                                                       of Riviera Operating
                                                       Corporation   ("ROC"),
                                                       our  wholly-owned
                                                       subsidiary

 Robert R. Barengo                        63           Our  and  ROC's Director;
                                                       Director  of  Government
                                                       and Public Affairs of ROC

 Jeffrey A. Silver                        59           Our and ROC's Director

 Paul A. Harvey                           67           Our and ROC's Director

 Vincent L. DiVito                        45           Our and ROC's Director

 James N. Land, Jr.                       75           Our and ROC's Director

     William L. Westerman has been our Chairman of the Board and Chief Executive Officer ("CEO") since February 1993. Mr. Westerman was a consultant to Riviera, Inc. (our predecessor company) from July 1, 1991 until he was appointed Chairman of the Board and CEO of Riviera, Inc. on January 1, 1992. From 1973 to June 30, 1991, Mr. Westerman was President and CEO of Cellu-Craft Inc., a manufacturer of flexible packaging primarily for food products, and then had several positions with Alusuisse, a multi-national aluminum and chemical company, following its acquisition of Cellu-Craft in 1989. Mr. Westerman was on the Board of Managers of Peninsula Gaming Partners, LLC from June 1999 to December 2000.

         Robert R. Barengo has been one of our and ROC's Directors since February 1993. Mr. Barengo was a consultant to Riviera, Inc. from January 1993 until June 30, 1993. Since 1972, Mr. Barengo has been engaged in the private practice of law in Reno, Nevada. Mr. Barengo was elected to the Nevada Assembly in 1972 and served until 1982. In 1979, Mr. Barengo was elected Speaker Pro Tempore and in 1981 Mr. Barengo was elected Speaker of the Assembly. Since 1993, Mr. Barengo has been the President and the sole stockholder of Silver State Disseminators Company, a company licensed by Nevada gaming authorities to disseminate racing information in the State of Nevada. In October 1992, the Governor appointed Mr. Barengo as a member of the State of Nevada Dairy Commission. The term ended July 1, 2004. On December 3, 2003, Governor Guinn appointed Mr. Barengo as a member of the Nevada Tax Commission. Mr. Barengo was the Chairman of the Board and a Director of Western Thrift and Loan, a Nevada licensed thrift company, from 1997 until 2003 when he sold his interest and resigned. Mr. Barengo accepted the position of Director of Government and Public Affairs with ROC effective January 1, 2001, in addition to his duties as a Director of the Company and of ROC.

         Jeffrey A. Silver has been one of our and ROC's Directors since February 26, 2001. Mr. Silver is currently a shareholder with the law firm of Gordon & Silver, Ltd., in Las Vegas, Nevada. Mr. Silver served as the Chief Deputy District Attorney, Clark County, Nevada from 1972 to 1975 and was a Board Member with the Nevada Gaming Control Board from 1975 to 1978 before engaging in the private practice of law from 1979 to 1981 and 1984 to the present. Mr. Silver was the Chief Operating Officer and General Counsel of the Landmark Hotel & Casino from 1981 to 1983, CEO of Riviera, Inc. from 1983 to 1984 and Senior Vice President at Caesars Palace in 1984. Mr. Silver served on the Board of the Las Vegas Convention and Visitors Authority from 1989 to 1992 as Secretary/Treasurer and also served as trustee. He was a member of the Board of Directors of the Greater Las Vegas Chamber of Commerce from 1988 to 1995 and in 1988 was its Chairman. Mr. Silver served for four years as a member of the United States Travel and Tourism Advisory Board. He was President of the International Association of Gaming Attorneys from 1992 to 1994 and Chairman of the ABA Section of Gaming Law from 1994 to 1996.

         Major General Paul A. Harvey USAF (Ret) has been one our and ROC's Directors since May 18, 2001. General Harvey is currently a consultant to the gaming, hotel and resort industry. General Harvey spent 32 years on active duty in the United States Air Force where he held numerous command positions throughout the United States, Europe, Africa and the Middle East. He flew 160 combat missions in Vietnam and Southeast Asia before retiring in 1991 as a command pilot with over 5,000 flying hours. Following retirement, he was an Executive in Residence and Assistant to the President of William Carey College and taught MBA studies in management and leadership. General Harvey was the Executive Director of the Mississippi Gaming Commission from 1993 through 1998 before becoming President and CEO of Signature Works, Inc., which is the largest employer of blind and visually impaired people in the world. In 2000 Signature Works, Inc. merged with LCI, Inc. His present company, PDH Associates, Inc., provides consulting service to the gaming, hotel and resort industry. In February 2002, General Harvey was named President of Karhouse, Inc., headquartered in Pensacola, Florida, which provides automobile storage for Department of Defense personnel who are on deployed or overseas status. Since 1996, General Harvey has served on the Board of Directors of the National Center for Responsible Gaming. He also serves on the Board of Directors of VirtGame Corp., which is headquartered in San Diego, California and has a class of securities registered under the Securities Exchange Act of 1934. General Harvey is also a Commissioner on the Mississippi Band of Choctaw Indians Athletic and Boxing Commission.

         Vincent L. DiVito was appointed as one of our and ROC's Directors effective June 14, 2002. Mr. DiVito is currently Vice President, Chief Financial Officer and Treasurer of Lonza, Inc., a global specialties chemical business headquartered in Fair Lawn, New Jersey. Lonza, Inc. is part of Lonza Group, whose stock is traded on the Swiss Stock Exchange. Prior to September 2000, Mr. DiVito was the Vice President and Chief Financial Officer of Algroup Wheaton, a global pharmaceutical and cosmetics packaging company, after having served as the Director of Business Development. From 1984 to 1990 Mr. DiVito was the Vice President of Miracle Adhesives Corp. (a division of Pratt & Lambert, an American Stock Exchange-listed manufacturer of paints, coatings and adhesives). He also serves on the Board of Directors of VirtGame Corp., which is headquartered in San Diego, California and has a class of securities registered under the Securities Exchange Act of 1934. Prior to 1984, Mr. DiVito spent two years on an audit team at Ernst & Whinney (now Ernst & Young). Mr. DiVito is a certified public accountant ("CPA") and certified management accountant.

         James N. Land, Jr., is a corporate consultant, and was appointed as one of our and ROC's Directors effective April 12, 2004. Mr. Land was first elected a Director of the Company and ROC on January 21, 1999 and thereafter resigned on May 31, 2002. From 1956 to 1976, Mr. Land was employed by The First Boston Corporation in various capacities, including Director, Senior Vice President, Co-Head of Corporate Finance, and head of International Operations. From 1971 through 1999, he served on the Board of Directors of various companies, including Kaiser Industries Corporation, Marathon Oil Company, Castle & Cooke, Inc., Manville Corporation, NWA, Inc., Northwest Airlines, and Ratheon Company.

Executive Officers

         The following table presents information as of April 7, 2005 regarding our and ROC's executive officers:

   Name                                Age         Position
----------------------------------- --------- ----------------------------------
William L. Westerman                73        Our and ROC's  Chairman  of the
                                              Board and Chief Executive Officer,
                                              and our President

Duane R. Krohn                      59        Our and ROC's  Treasurer  and CFO,
                                              and Executive  Vice  President of
                                              Finance of ROC

Tullio J. Marchionne                50        Our Secretary and General Counsel,
                                              and Secretary and Vice President
                                              of ROC

 Robert A.Vannucci                  57        President and Chief Operating
                                              Officer of ROC

 Ronald P. Johnson                  56        Executive Vice President of Gaming
                                              Operations of ROC

         For a description of the business experience of William L. Westerman, see "Directors" above.

         Duane R. Krohn, CPA, became our and ROC's Treasurer on June 30, 1993 and was elected Vice President of Finance of ROC on April 26, 1994 and Executive Vice President of Finance of ROC on July 1, 1998. He served as Secretary from June 8, 1999 to February 17, 2000. Mr. Krohn was initially employed by Riviera, Inc. in April 1990 as Director of Corporate Finance and served as Vice President-Finance from March 1992 to June 30, 1993. Prior to 1990, Mr. Krohn was Chief Financial Officer of the Imperial Palace, the Mint and the Dunes in Las Vegas, Nevada, and Bally's Park Place in Atlantic City, New Jersey.

         Tullio J. Marchionne became our General Counsel on January 10, 2000, was appointed as our and ROC's Secretary on February 17, 2000 and was elected Vice President of ROC on February 26, 2001 and Executive Vice President on June 9, 2004. Mr. Marchionne was initially employed by Riviera, Inc., in June 1986 as a casino games dealer and served in various capacities including Pit Manager, General Counsel and Director of Gaming Administration until September 1996, when he was transferred to the Four Queens Hotel and Casino as Director of Casino Operations pursuant to the management agreement we had with the Four Queens through our subsidiary. He served in that position until May 1997. Mr. Marchionne served as the General Manager of the Regency Casino Thessaloniki, located in Thessaloniki, Greece, from June 1997 until December 1997. Mr. Marchionne served as a Casino Supervisor with Bally's, Las Vegas, from February 1998 until June 1998, Director of Casino Operations at the Maxim Hotel and Casino in Las Vegas from June 1998 until November 1998 and Director of Table Games at the Resort At Summerlin (a Las Vegas casino/hotel) from November 1998 until December 1999.

         Robert A. Vannucci was elected Vice President of Marketing and Entertainment of ROC on April 26, 1994, Executive Vice President of Marketing and Entertainment on July 1, 1998 and President of ROC on October 1, 2000. Mr. Vannucci had been Director of Marketing of ROC since July 19, 1993. Mr. Vannucci was Senior Vice President of Marketing and Operations at the Sands Casino Hotel in Las Vegas from April 1991 to February 1993. He was Vice President and General Manager of Fitzgerald's Las Vegas (a casino/hotel) from 1988 to January 1991.

         Ronald P. Johnson became Vice President of Gaming Operations of ROC in September 1994, Executive Vice President of Gaming Operations of ROC on July 1, 1998, President of Riviera Black Hawk, Inc. (our wholly-owned subsidiary which owns and operates the Riviera Black Hawk Casino) on February 10, 1999, and Executive Vice President of Gaming Operations and Marketing of ROC on November 1, 2004, a position he holds concurrently with his Riviera Black Hawk, Inc. President position. Mr. Johnson became Director of Slots on June 30, 1993 and was elected Vice President of Slot Operations and Marketing on April 26, 1994. Mr. Johnson was Vice President-Slot Operations and Marketing of Riviera, Inc. from April 1991 until June 30, 1993. He was Vice President-Slot Operations for Sands Hotel and Casino Inc. from September 1989 until he joined Riviera, Inc.

         Our and ROC's officers serve at the discretion of our and ROC's respective Boards of Directors, and they are also subject to the licensing requirements of the Nevada Gaming Commission.

Audit Committee Financial Expert

         Our Board of Directors has determined that the Chairman of our Audit Committee, Vincent L. DiVito, who meets the American Stock Exchange ("Amex") audit committee independence requirements that apply to us, is a financial expert. Mr. DiVito is a CPA and certified management accountant. He spent two years on an audit team at Ernst & Whinney (now Ernst & Young) and is currently the Chief Financial Officer and Treasurer of a global specialties chemical business.

Certain Relationships and Related Transactions

         Jeffrey A. Silver, a Director and Chairman of our Compensation Committee, is a shareholder in the law firm of Gordon & Silver, Ltd., which we have retained for various legal matters during our last fiscal year and in 2005.

         In 2004, Ronald P. Johnson, Executive Vice President of Gaming Operations of ROC, was indebted to us in the amount of $81,454. The indebtedness consisted of profits attributable to his purchases and sales of our Common Stock within a six-month period which, under Section 16(b) of the Securities Exchange Act of 1934, was recoverable by us. Mr. Johnson paid us in full in 2004 and as of April 7, 2005, he has no outstanding indebtedness to us.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than 10% of our Common Stock to file with the Securities and Exchange Commission certain reports regarding our Common Stock ownership. Such persons are required to furnish us with copies of all such reports they file. To our knowledge, all of these persons met their Section 16(a) reporting obligations on a timely basis during 2004.

Code of Ethics

         We have adopted certain ethical policies that apply to all of our employees at the level of Supervisor or higher, including our principal executive officer, principal financial officer and principal accounting officer. Those policies, together with certain rules adopted by our Disclosure Committee, comprise what we consider to be our code of ethics. Those policies and rules are posted on our Internet web site at www.theriviera.com.

Board of Directors and Committee Meetings

         We have an Audit Committee composed of Messrs. DiVito, Harvey and Land. Our Audit Committee recommends to our Board of Directors the selection of an auditor, reviews the plan and scope of our audits, reviews the auditors' critique of management and internal controls and management's response to such critique and reviews the results of our audit. In 2004 our Audit Committee met seven times.

         We have a Compensation Committee composed of Messrs. Silver, Harvey and DiVito. Our Compensation Committee is responsible for recommending executive compensation programs to the Board of Directors and for approving all compensation decisions with respect to our CEO and his compensation recommendations for our other executive officers. In 2004 our Compensation Committee met four times.

         Our full Board of Directors serves as our nominating committee. See "Nominating Committee" below for further information.

         In 2004, our Board of Directors held eight meetings. No member of our Board of Directors attended in 2004 less than 75% of the aggregate of (1) the number of meetings of our Board of Directors held during the period for which he was a director and (2) the total number of meetings held by all committees on which he served.

Nominating Committee

         Our entire six-member Board of Directors serves as our nominating committee. Four of the six members meet the Amex independence requirements that apply to us for the Director nomination process. Director nominations are decided upon by our Board of Directors after it receives the recommendations of a majority of our independent Directors. We do not have a charter governing the recommendation or nomination process, nor do we have a policy regarding Director candidates recommended by our stockholders. That is because historically, we have rarely, if ever, been contacted by outside stockholders who have expressed an interest in serving on our Board of Directors or in recommending candidates to serve in that capacity. Given this lack of activity, we have seen no need to adopt any specific policies on this subject, nor have we established specific standards for evaluating Director candidates recommended by our stockholders, as compared with our standards for evaluating Director candidates recommended by other persons.

         In order for us to nominate a candidate for the Board of Directors, the candidate must have a strong business background and display a sense of leadership. We believe that each member of the Board of Directors should possess certain skills that complement the skills of the other Directors, so as to achieve our overall goal of having a well-rounded Board of Directors. Qualities and skills necessary for consideration are a financial, legal or business background or demonstrated leadership abilities.

Audit Committee Report; Audit Committee Independence

         In accordance with our Audit Committee's written charter adopted by our Board of Directors, our Audit Committee assists our Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices.

         During our fiscal year ended December 31, 2004, our Audit Committee met seven times, and our Audit Committee Chairman, as representative of the Audit Committee, discussed the interim financial information contained in each of our quarterly earnings announcements with our Chief Financial Officer and independent auditors prior to public release.

         In discharging its oversight responsibility as to the audit process, our Audit Committee obtained from our independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence, consistent with Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"). Our Audit Committee discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. Our Audit Committee specifically addressed and discussed the independent auditors' provision of non-audit services and concluded that those services were compatible with maintaining the auditors' independence. Our Audit Committee also discussed with our management, our internal auditors and the independent auditors the quality and adequacy of our internal controls and the internal audit function's organization, responsibilities, budget and staffing. Our Audit Committee reviewed with both the independent auditors and our internal auditors the audit plans, audit scope and identification of audit risks.

         Our Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU Section 380), and with and without our management present, discussed and reviewed the results of the independent auditors' examination of our financial statements. Our Audit Committee also discussed the results of the internal audit examinations.

         Our Audit Committee reviewed our audited financial statements, as of and for the year ended December 31, 2004, with our management and the independent auditors. Our management is responsible for the preparation of our financial statements and the independent auditors are responsible for the examination of those statements.

         Based on the above-mentioned reviews and discussions with management and the independent auditors, our Audit Committee recommended to our Board of Directors that our audited financial statements be included in its our Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission. Our Audit Committee also recommended that we reappoint the independent auditors and our Board of Directors concurred in such recommendation.

         Our Audit Committee presently consists of three members who all meet the independence requirements of Amex's listing standards that apply to us.

Date:             March 17, 2005                Vincent L. Divito       Chairman
                                                Paul A. Harvey          Member
                                                James N. Land, Jr.      Member

Security Holder Communications

         Our security holders may send communications to our Board of Directors by directing such communications to our Treasurer and Chief Financial Officer, Duane Krohn. Communications may be sent to Mr. Krohn via mail at our corporate offices located at 2901 Las Vegas Boulevard South, Las Vegas, NV 89109; via telephone or fax at (800) 362-1460 or (702) 794-9442, respectively; or via e-mail at dkrohn@theriviera.com. Mr. Krohn will direct all relevant communications, as determined by Mr. Kohn and by our Secretary and General Counsel, to the appropriate Director(s).

         Members of our Board of Directors are strongly encouraged to attend all of our annual meetings of stockholders. All of the members of our Board of Directors were in attendance at our 2004 annual meeting of stockholders.

         Our Board of Directors unanimously recommends that you vote "FOR" each of the six Director nominees named above.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

         The following table presents a summary of the compensation we paid in the years ended December 31, 2004, 2003 and 2002 to our and ROC's CEO, and to our four other most highly compensated executive officers who received over $100,000 in compensation from us during 2004 (collectively, the "Named Executive Officers").

                        Summary Compensation Table

                           Annual Compensation
                          --------------------
                                                        Other        Securities
                                                        Annual       Underlying   All Other
    Name and                                           Compen-         Options     Compen-
Principal Position       Year   Salary($)  Bonus($)   sation ($)(1) (# of Shares) sation ($)(2)
-----------------------------------------------------------------------------------------------

William L. Westerman     2004  $1,000,000       $0      $446,178 (3)        0      $1,438
Our Chariman of the      2003  $1,000,000       $0      $547,591 (3)        0      $1,438
Board and CEO,           2002    $600,000       $0      $482,848 (3)        0      $1,438
CEO of ROC

Robert A. Vannucci       2004    $300,000 $114,000      $104,000 (5)               $1,720
President and Chief      2003    $300,000       $0 (4)  $103,000 (5)               $1,720
Operating Officer        2002    $300,000       $0 (4)  $103,000 (5)   20,000      $1,720
of ROC

Duane R. Krohn           2004    $250,000  $57,000        $4,000                   $1,438
Our Treasurer            2003    $250,000       $0 (4)    $3,500                   $1,438
and Executive Vice       2002    $250,000       $0 (4)    $3,000       10,000      $1,438
President of Finance
and Treasurer of ROC

Ronald P. Johnson        2004    $250,000  $90,500        $4,000                   $1,438
Executive Vice President 2003    $250,000       $0 (4)    $3,500                   $1,438
of Gaming Operations of  2002    $250,000       $0 (4)   $10,500 (6)   10,000      $1,438
ROC

Jerome P. Grippe (7)     2004    $250,000       $0        $4,000                   $1,438
Executive Vice President 2003    $250,000       $0 (4)    $3,500                   $1,438
of Operations of ROC     2002    $250,000       $0 (4)    $3,000       10,000      $1,438


(1) Includes amounts that we contributed under our Profit Sharing and 401(k) Plans. We contributed $4,000 for the account of each of the Named Executives Officers in 2004, $3,500 for the account of each of them in 2003 and $3,000 for the account of each of them in 2002.
(2) Includes premiums that we paid for excess life insurance.
(3) The amount reported represents the portion of the interest earned on Mr. Westerman's retirement account that exceeds the interest which would have been earned if the interest rate had been 120% of the applicable federal long-term rate, with compounding, prescribed under Section 1274(d) of the Internal Revenue Code. Additional interest earned on Mr. Westerman's retirement account that is not reported in the above table amounted to $195,977 in 2004, $210,095 in 2003 and $357,302 in 2002.
(4)      There was no incentive bonus award in 2003 or 2002.
(5) Includes $100,000 cash award or award of stock under our Restricted Stock Plan pursuant to Mr. Vannucci's employment agreement. (Mr. Vannucci has the choice of $25,000 in cash or $25,000 in stock per quarter.) See "Restricted Stock Plan" below for a summary of our Restricted Stock Plan. (6) Includes $7,500 as compensation for a planned vacation that we asked Mr. Johnson to forgo so he could participate in the nationwide presentations to sell our senior secured notes.
(7) Mr. Grippe retired effective February 16, 2005.

Option and Stock Grants

         We granted no stock options in 2004. The information set forth below is on an as-adjusted basis, giving effect to our March 11, 2005 three-for-one stock split.

         In July 2003, we attempted to grant 385,500 options under our 1993 Employee Stock Option Plan (the "1993 Plan"). Subsequently, however, we determined that the 1993 Plan had expired prior to those grants, which rendered them null and void. Two executives to whom we attempted to grant options for a total of 48,000 shares have since left our employment. On April 6, 2005, we granted to 19 remaining executives a total of 337,500 shares of our Common Stock under our Restricted Stock Plan (see "Restricted Stock Plan" below) in substitution for the stock options that we had attempted to grant to them. Those shares are subject to a five-year vesting schedule, vesting 20% each March 10, commencing in 2006. The shares completely vest immediately upon death, disability, retirement at age 62, termination of employment by the Company other than for cause, events of hardship as approved by our Compensation Committee or in the event of a change in control of the Company.

         See "Compensation of Directors" and "PROPOSAL NO. 2 - ISSUANCE OF STOCK TO NON-EMPLOYEE DIRECTORS" below for a discussion of stock options that we attempted to grant to our non-employee Directors after expiration of our other stock option plan, and our further intentions in this regard.

Option Exercises and Year-End Options Values

         The following table presents information regarding stock options exercised during 2004 and the value at December 31, 2004 of unexercised, in-the-money options held by the Named Executive Officers. Options for 523,500 shares (on an as-adjusted basis giving effect to the 2005 stock split) were exercised in 2004 by the Named Executive Officers.


              Number      Value           Number of        Value of Unexercised,
             of Shares  Realized      Shares Underlying    In-The-Money Options
             Acquired                Unexercised Options
                In                  Exer-         Unexer-     Exer-      Unexer-
  Name       Exercise              cisable       cisable    cisable      cisable
  ----       --------   -------- ------------------------- ------------ --------
William  L.   150,000   $700,000      0              0       $  0         $  0
Westerman

Robert A.
Vannucci       90,000   $435,000   105,000        15,000    $1,195,100  $170,700

Duane R.
Krohn         142,500   $643,900         0         7,500     $   0       $85,350

Ronald P.
Johnson       120,000   $661,325    22,500         7,500    $  256,050   $85,350

Jerome P.
Grippe         21,000   $108,500    94,500         7,500    $1,174,470   $85,350

Employment Agreements

         William L. Westerman serves as our Chairman of the Board, President and CEO, and as Chairman of the Board and CEO of ROC.

         Under Mr. Westerman's employment agreement, which was last amended on July 15, 2003, he is employed for an indefinite period, subject to termination by either Mr. Westerman upon at least 180 days written notice or by us upon at least 90 days written notice. Mr. Westerman's base annual compensation is $1,000,000. Under his amended employment agreement, Mr. Westerman is not entitled to participate in our Senior Management Compensation Bonus Plan or any other executive bonus plan.

         Mr. Westerman's employment agreement required us to fund a retirement account for him. Pursuant to that agreement, we make no further principal contributions to the retirement account subsequent to January 1, 2001. The account continues to accrue interest pursuant to the employment agreement. The retirement account had an accrued balance of $5,152,536 as of December 31, 2004.

         We credit Mr. Westerman's retirement account quarterly with interest on the first day of each succeeding calendar quarter in an amount equal to the product of (1) our average borrowing cost for the immediately preceding fiscal year, as determined by the our Chief Financial Officer, and (2) the average outstanding balance in the retirement account during the preceding calendar quarter. At the recommendation of our Compensation Committee, in order to reduce the amount that would be payable immediately upon Mr. Westerman's separation from employment with us, Mr. Westerman and we agreed to the following cash payments commencing April 1, 2003, and continuing on the first day of each quarter thereafter: (1) a distribution of $250,000 from the principal balance of his retirement account; and (2) the quarterly interest credited to his retirement account one quarter in arrears. Total interest accrued to Mr. Westerman's account in 2004 was $638,154, while total interest accrued was $757,686 for 2003 and $840,150 for 2002.

         We retain beneficial ownership of the retirement account, which is earmarked to pay Mr. Westerman's retirement benefits. However, upon (1) the vote of a majority of the outstanding shares of our Common Stock approving a "Change of Control" (as discussed directly below), (2) the occurrence of a Change of Control without Mr. Westerman's consent, (3) a breach by us of a material term of the employment agreement or (4) the expiration or earlier termination of the employment agreement for any reason other than cause, Mr. Westerman has the right to require us to establish a "Rabbi Trust" for his benefit. He also has the right to require us to fund such trust with cash equal to the amount then credited to the retirement account, including any amount to be credited to the retirement account upon a Change of Control.

         On February 5, 1998, our stockholders approved a merger agreement that constituted a Change of Control under Mr. Westerman's employment agreement. On March 5, 1998, Mr. Westerman exercised his right to require us to establish and fund a Rabbi Trust for his benefit. On March 20, 1998, Mr. Westerman waived his right to have us fund the Rabbi Trust in exchange for our agreement to fund it within five business days after notice from him.

         If Mr. Westerman ceases to be employed by us (except for termination for cause, in which case Mr. Westerman would forfeit all rights to monies in the retirement account), he will be entitled to receive the amount in the retirement account (principal and current interest) in 20 equal quarterly installments commencing as of the date he ceases to be employed. In the event that Mr. Westerman's Rabbi Trust has not yet been funded, the balance of principal and interest of the retirement account shall be paid directly to Mr. Westerman upon his retirement or termination (except for cause) or upon a change of control.

         The agreement provides that for a period of 24 months following termination for any reason except cause, Mr. Westerman shall not engage in any activity, which is in competition with us within a 75 mile radius from the location of any hotel and/or casino then operated by us. As consideration for not competing, we will pay Mr. Westerman a total of $500,000 in two equal annual installments of $250,000. The first installment will be payable within five business days of termination of employment, with the second installment payable on the first anniversary of termination.

         In addition to Mr. Westerman, one other executive, Robert Vannucci, has an employment agreement with us.

         Mr. Vannucci serves as President of ROC and his employment agreement was last amended on March 24, 2003. Mr. Vannucci's base compensation is $300,000. His employment agreement also provides for a "Normal Incentive Bonus" entitling Mr. Vannucci to participate in our Incentive Compensation Plan, which enables him to share in that plan's pool, which provides for an incentive bonus based on achievement of a predetermined EBITDA target. Mr. Vannucci did not receive an incentive bonus for 2003 and received an incentive bonus in the amount of $114,000 for 2004.

         Mr. Vannucci also receives compensation in the form of our Common Stock under our Restricted Stock Plan (see "Restricted Stock Plan" below). Mr. Vannucci's agreement provides that he is to receive $25,000 in our Common Stock, based on the stock's market value, on the first business day of each quarter, plus our Common Stock, based on the stock's market value, in the same amount he receives under our Incentive Compensation Plan. Under the Restricted Stock Plan, Mr. Vannucci is presently entitled to rights of ownership with respect to the shares, including the right to vote and receive dividends. Mr. Vannucci may not, however sell, assign, pledge, encumber or otherwise transfer any of the shares so long as he is employed by us, without our written consent. The shares fully vest to Mr. Vannucci upon his separation from employment with us, unless he is terminated for cause. Commencing with the Restricted Stock Plan award of April 1, 2003 and for each quarter thereafter, Mr. Vannucci can choose between receiving $25,000 in cash or $25,000 in our Common Stock. Mr. Vannucci chose to receive $25,000 in our Common Stock and $75,000 in cash in 2003, and $100,000 in cash in 2004, pursuant to this provision. Mr. Vannucci also can choose between cash and our Common Stock as a match to his annual incentive bonus award. Mr. Vannucci received no such matching award in 2003. Mr. Vannucci chose to receive his matching award of $57,000 in cash for 2004. Mr. Vannucci's agreement automatically renews annually subject to 120 days prior written notice by him or us.

Profit Sharing and 401(k) Plans

         On June 30, 1993, we and ROC assumed the combined profit sharing and 401(k) plans of Riviera, Inc. (the "Profit Sharing and 401(k) Plans"), and we and ROC continued those plans after June 30, 1993. We also provided that all current employees of the Riviera Hotel & Casino ("Riviera Las Vegas") who were employed on April 1, 1992, were at least 21 years of age and not covered by a collective bargaining agreement were immediately eligible to participate in the Profit Sharing and 401(k) Plans. We further provided that all current employees who were employed by Riviera Las Vegas after April 1, 1992, were at least 21 years of age and are not covered by a collective bargaining agreement were eligible to participate after one year of service at the Riviera Las Vegas.

         Effective January 1, 2000, we suspended contributions to the profit-sharing component of the Profit Sharing and 401(k) Plans and substituted contributions to an Employee Stock Ownership Plan, which is discussed directly below.

         We have an identical 401(k) plan for our 100% indirectly-owned subsidiary, Riviera Black Hawk, Inc., which operates the Riviera Black Hawk Casino ("Riviera Black Hawk"). Employees hired prior to June 30, 2000, who were at least 21 years of age and who were not covered by a collective bargaining agreement were immediately eligible to participate. After June 30, 2000, all new employees who were at least 21 years of age and not covered by a collective bargaining agreement were eligible to participate after one year of service at Riviera Black Hawk.

         We may make a matching contribution to the 401(k) component of the Profit Sharing and 401(k) Plans in an amount not to exceed 25% of the first 8% of each participant's compensation, which is contributed as a salary deferral. Our Common Stock is not an investment option for participants in the 401(k) component and any contribution that we make to the 401(k) component is in the form of cash, to be invested in the participant's selected investment options. Our 401(k) matching contribution was $302,882 in 2004.

Employee Stock Ownership Plan

         We have an Employee Stock Ownership Plan ("ESOP"). The ESOP was established effective January 1, 2000 and effectively replaced the profit-sharing contribution component of the Profit Sharing and 401(k) Plans. (The 401(k) component remains unchanged.) The ESOP provides that all employees of Riviera Las Vegas and Riviera Black Hawk employed in the plan year who completed a minimum of 1,000 hours of service in that year, were employed through December 31 of that plan year, were at least 21 years of age and were not covered by a collective bargaining agreement are eligible to participate. We make contributions for the ESOP's participants at our Las Vegas and Black Hawk properties relative to the economic performance of each property. For Riviera Las Vegas, we make a contribution equal to 1% of each eligible employee's annual compensation if a prescribed annual operating results target is attained and an additional 1% thereof for each $2 million by which that target is exceeded, up to a maximum of 5%. For Riviera Black Hawk, we make a contribution equal to 1% of each eligible employee's annual compensation if a prescribed annual operating results target is attained and an additional 1% thereof for each $1 million by which that target is exceeded, up to a maximum of 5%. Our ESOP contributions are made in cash, which the ESOP trustee uses primarily to buy our Common Stock. We contributed $899,253 to our ESOP for 2004.

Incentive Compensation Programs

         Approximately 60 executives and other significant employees at Riviera Las Vegas and 25 at Riviera Black Hawk participate in incentive compensation programs. Participants in each of the two programs are eligible to receive an annual incentive bonus based on attainment of predetermined financial targets at each location. We awarded an aggregate of $546,000 and $397,300 to participants at Riviera Las Vegas and Black Hawk, respectively, under these programs in the year ended December 31, 2004.

Deferred Compensation Plan

         On October 2, 2000, we adopted a Deferred Compensation Plan to give eligible employees the opportunity to defer cash compensation. Participation in this plan is limited to employees who receive compensation of at least $100,000. The deferred funds are maintained on our books as liabilities. All elections to defer the receipt of compensation must be made by December 1st preceding the plan year to which the election relates and are irrevocable for the duration of such year. Five of our executives currently participate in this plan.

Restricted Stock Plan

         On October 2, 2000, we adopted a Restricted Stock Plan to attract and retain highly competent persons as officers and key employees by providing them with opportunities to receive shares of our Common Stock, subject to certain restrictions. Participants consist of such officers and key employees as our Compensation Committee determines are significantly responsible for our success and future growth and profitability. Awards of stock are subject to such terms and conditions as we determine are appropriate at the time of the awards, including restrictions on the sale or other disposition of such stock and provisions for total or partial forfeiture of such stock upon termination of the participant's employment within specified periods or under certain conditions.

Salary Continuation Agreements

         Approximately 65 officers and significant employees (excluding Messrs. Westerman and Vannucci) of ROC have salary continuation agreements effective through December 31, 2005, under which each of them will be entitled to receive
(1) from six months' to two years' base salary if their employment is terminated, without cause, within 12 or 24 months of a change of control of the Company or ROC; and (2) certain benefits for periods of either one or two years. The base salary is payable in bi-weekly installments subject to the employee's duty to mitigate by using his or her best efforts to find other employment. In addition, four officers and significant employees have salary continuation agreements effective through December 31, 2005, under which each of them will be entitled to receive two years' base salary and certain benefits for two years, if their employment is terminated without cause within 24 months of a change of control of the Company or ROC. These four salary continuation agreements are not subject to a duty to mitigate. As of March 17, 2005, the total amount that would be payable under all such agreements if all payment obligations were to be triggered was approximately $6.7 million, including $1.5 million in benefits.

Compensation of Directors

         Messrs. Silver, Harvey and Land are each paid an annual fee of $50,000 for services as a Director. Mr. DiVito is paid an annual fee of $75,000 for services as a Director and as Chairman of our Audit Committee. Each Director is also reimbursed for expenses incurred in connection with attendance at meetings of the Board of Directors.

         In 1996 we adopted our Nonqualified Stock Option Plan for Non-Employee Directors (the "1996 Plan"), which was approved by our stockholders. Under the 1996 Plan, which expired in 2003, each individual elected, re-elected or continuing as a non-employee Director would automatically receive options for 6,000 shares of our Common Stock (as adjusted for the 2005 stock split), with an exercise price equal to the fair market value of our Common Stock on the date of grant. In 2004 before we determined that the 1996 Plan had expired, we attempted to grant options to our non-employee Directors for a total of 30,000 shares of our Common Stock. Because of the prior expiration of the 1996 Plan, though, those options were null and void. We are now seeking stockholder approval to issue 30,000 shares of our Common Stock to our non-employee Directors as substitute compensation for those options. See "PROPOSAL NO. 2 - ISSUANCE OF STOCK TO NON-EMPLOYEE DIRECTORS" below.

         Under the 1996 Plan we granted to Mr. Barengo options to purchase 6,000 shares at $4.50 per share on May 12, 1997, options to purchase 6,000 shares at $3.00 per share on May 11, 1998, options to purchase 6,000 shares at $1.63 per share on May 10, 1999 and options to purchase 6,000 shares at $2.58 per share on May 10, 2000. We granted no options to Mr. Barengo under the 1996 Plan after 2000 because he became an employee effective January 1, 2001. Mr. Barengo was granted options to purchase 22,500 shares at $2.00 per share and 30,000 shares at $2.45 per share on August 7, 2001 and May 14, 2002, respectively, under the 1993 Plan.

         Upon becoming a Director, Mr. Silver was granted options under the 1996 Plan to purchase 6,000 shares at $2.35 per share on February 26, 2001. Mr. Silver was subsequently granted options to purchase 6,000 shares at $2.18 per share on May 10, 2001, options to purchase 6,000 shares at $2.58 per share on May 10, 2002 and options to purchase 6,000 shares at $1.87 per share on May 12, 2003.

         Upon becoming a Director, Mr. Harvey was granted options under the 1996 Plan to purchase 6,000 shares at $2.20 per share on May 18, 2001. Mr. Harvey was subsequently granted options to purchase 6,000 shares at $2.58 per share on May 10, 2002 and 6,000 shares at $1.87 per share on May 12, 2003.

         Upon becoming a Director, Mr. DiVito was granted options under the 1996 Plan to purchase 6,000 shares at $1.87 per share on July 12, 2002. Mr. DiVito was subsequently granted options to purchase 6,000 shares at $1.87 per share on May 12, 2003.

         Directors who are also our officers or employees do not receive additional compensation for services as a Director. Currently, Messrs. Westerman and Barengo are such Directors.

         Under our Stock Compensation Plan, our Directors who are members of our Compensation Committee have the right to receive all or part of their annual fees in the form of our Common Stock having a fair market value equal to the amount of their fees. Of the 50,000 shares that we allocated to this plan, 46,020 remain available for issuance.
Compensation Committee Interlocks And Insider Participation

         Jeffrey A. Silver, a Director and Chairman of our Compensation Committee, is a shareholder in the law firm of Gordon & Silver, Ltd., which we have retained for various legal matters during our last fiscal year and in 2005. Compensation Committee Report on Executive Compensation

         Our Compensation Committee endeavors to ensure that the compensation program for our executive officers is effective in attracting and retaining key executives responsible for our success and is tailored to promote our and our stockholders' long-term interests. Our 2004 executive officer compensation program was principally comprised of base salary, an executive incentive plan, a 401(k) plan, contributions to the ESOP, the Deferred Compensation Plan and the Restricted Stock Plan.

         Our Compensation Committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for our Chief Executive Officer CEO and his recommendations regarding the other executive officers. In particular, the Compensation Committee considers several financial performance measures, including revenue growth and net income. However, the Compensation Committee does not apply any specific quantitative formula in making compensation decisions. The Compensation Committee also considers achievements that, while difficult to quantify, are important to our long-term success. The Compensation Committee seeks to create a mutuality of interest between our officers and our stockholders by increasing the executive officers' ownership of our Common Stock through the ESOP, Deferred Compensation Plan and Restricted Stock Plan. On March 10, 2005, due to the expiration of the 1993 Plan, the Compensation Committee approved a new 2005 Incentive Stock Option Plan, covering 1,000,000 shares of our Common Stock, which we are submitting for stockholder approval at the Annual Meeting.

         Salary levels for our executive officers are significantly influenced by the need to attract and retain management employees with high levels of expertise. In each case, we consider personal factors, such as the individual's experience, responsibilities and work performance, and external factors, such as salaries paid by comparable companies in the gaming industry. With regard to the latter, it is important to recognize that because of the opening of new properties and expansion of existing properties on the Las Vegas Strip coupled with the growth of riverboat and dockside gaming, Native American gaming operations and the proliferation of jurisdictions in which gaming is permitted, we compete with numerous other companies for a limited pool of experienced and skilled personnel. Therefore, it is critical that we provide base salaries that are competitive in the casino industry. With respect to the personal factors, the Compensation Committee makes salary decisions in an annual review based on the recommendations of our CEO. This annual review considers the decision-making responsibilities of each position as well as the experience and work performance of each executive. Our CEO views work performance as the single most important measurement factor. As a baseline measure, in 2001 the Compensation Committee engaged the services of an independent CPA firm, other than Deloitte & Touche LLP, which conducted a compensation survey of comparable Las Vegas resorts. The CPA firm concluded that compensation of our executives was consistent with other members of the industry.

         The compensation of Mr. Westerman for our last completed fiscal year was set pursuant to the employment agreement described above in "Employment Agreements."

         Date:    March 17, 2005           Jeffrey A. Silver        Chairman
                                           Paul A. Harvey.          Member
                                           Vincent L. DiVito        Member

              Comparison of Five-Year Cumulative Total Returns
                         Performance Graph for
                      Riviera Holdings Corporation

             Produced on 03/22/05 including data to 12/31/2004

         The following graph compares the annual change in the cumulative total return, assuming reinvestment of dividends, on our Common Stock with the annual change in the cumulative total returns of the NASDAQ Broad Market, the American Stock Exchange Index (the "AMEX Index"), the New York Stock Exchange (the "NYSE") and the NASDAQ Amusement and Recreation Services Index (the "NASDAQ 79xx"), which we consider to be our peer industry group. The graph assumes an investment of $100 on December 31, 1999, in each of our Common Stock, the stocks comprising the NASDAQ Broad Market, the stocks comprising the AMEX Index and the stocks comprising the NASDAQ 79xx.

The graph is a Comparison of Cumulative Total Return Among the Company, NYSE/ AMEX/Nasdaq Stock Market (US Companies) and Nasdaq stocks (SIC 7900 - 7999 US Companies amusement and recreation services) (1).

                     Riviera           NYSE/AMEX/Nasdaq            Nasdaq
                                        U.S. Companies            (SIC 79xx)
                                                          US Amusement Companies

 12/31/99             100.0                100.0                    100.0
 12/31/00             111.8                 88.7                     84.2
 12/31/01              66.5                 79.2                     98.6
 12/31/02              67.8                 62.9                     81.7
 12/31/03              84.9                 82.9                    116.1
 12/31/04             651.0                 93.1                    153.6

(1) Comprised of companies whose stock is traded on the Nasdaq National Market and whose standard industrial classification is within 7900-7999. We do not not believe that this necessarily is an indication of the value of our Common Stock.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     Our Common Stock is listed on the American Stock Exchange("Amex"). The following table contains information regarding the beneficial ownership of our Common Stock as of April 7, 2005, by (1) each person who, to our knowledge, beneficially owns more than 5% of our outstanding Common Stock (based on reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, or upon information furnished to us), (2) each of our directors and executive officers and (3) all of our directors and executive officers as a group. The percentage of our outstanding Common Stock represented by each named person's stock ownership assumes the exercise by such person of all stock options that are exercisable within 60 days of April 7, 2005, but does not assume the exercise of stock options by any other persons. The percentage of our outstanding Common Stock represented by the stock ownership of all executive officers and directors as a group assumes the exercise by all members of that group of their respective stock options that are exercisable within 60 days of April 7, 2005, but does not assume the exercise of options by any persons outside of that group. Except as indicated in the footnotes to the table, each person listed below has sole voting and investment power with respect to the shares set forth opposite such person's name.

                                                       Shares Beneficially Owned
                                                       -------------------------
Name                                                     Number       Percentage

William L. Westerman(1)(2)                              2,095,593         17.0%
Robert R. Barengo(1)(3)                                   449,478          3.6
Jeffrey A. Silver (1)(4)                                   28,200            *
Paul A. Harvey(1)(5)                                       10,800            *
Vincent L. DiVito(1)(6)                                     4,800            *
James N. Land, Jr. (1)                                          0            *
Robert A. Vannucci (1)(7)                                 481,413          3.9
Ronald P. Johnson(1)(8)                                   402,108          3.3
Duane R. Krohn(1)(9)                                      397,629          3.2
Tullio J. Marchionne(1)(10)                                59,871            *
D.E. Shaw Laminar Portfolios, L.L.C.(11)                1,050,000          8.5
AIG Sun America Inc. and Sun America
Life Insurance Co.(12)                                  1,037,700          8.4
Steven A. Cohen(13)                                       782,700          6.5
Employee Stock Ownership Plan (ESOP) (14)               1,022,281          8.3
All directors and executive officers as a group (15)    3,929,892         31.2
-------------------------------
*   Less than 1%.

(1) The address for each director and executive officer is c/o Riviera Holdings Corporation, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109.
(2)     Includes 4,308 shares held through the ESOP.
(3) Includes 37,500 shares which may be acquired within 60 days of April 7, 2005 upon the exercise of outstanding options, 30,000 shares under our Restricted Stock Plan and 1,038 shares held through the ESOP.
(4) Includes 15,600 shares which may be acquired within 60 days of April 7, 2005 upon the exercise of outstanding options.

(5) Includes 10,800 shares which may be acquired within 60 days of April 7, 2005 upon the exercise of outstanding options.
(6) Includes 4,800 shares which may be acquired within 60 days of April 7, 2005 upon the exercise of outstanding options.
(7) Includes 120,000 shares which may be acquired within 60 days of April 7, 2005 upon the exercise of outstanding options, 240,831 shares under our Restricted Stock Plan, 24,474 shares under our Deferred Compensation Plan and 4,797 shares held through the ESOP.
(8) Includes 30,000 shares which may be acquired within 60 days of April 7, 2005 upon the exercise of outstanding options, 30,000 shares under our Restricted Stock Plan, 82,470 shares under our Deferred Compensation Plan and 4,797 shares held through the ESOP.
(9) Includes 7,500 shares which may be acquired within 60 days of April 7, 2005 upon the exercise of outstanding options, 30,000 shares under our Restricted Stock Plan, 73,722 shares under our Deferred Compensation Plan and 4,797 shares held through the ESOP.
(10) Includes 36,000 shares which may be acquired within 60 days of April 7, 2005 upon the exercise of outstanding options, 19,500 shares under our Restricted Stock Plan and 2,571 shares held through the ESOP.
(11) The address for D.E. Shaw Laminar Portfolios, L.L.C. ("Laminar") is 120 West 45th Street, Floor 39, Tower 45, New York, NY 10036. D.E. Shaw & Co., L.P. ("DESCO LP") acts as an investment advisor to Laminar. D.E. Shaw & Co., LLC ("DESCO LLC") acts as managing member to Laminar. David
        E. Shaw is the president and sole shareholder of certain companies that are associated with DESCO LLC or DESCO LP. Accordingly, DESCO LLC, DESCO LP and Mr. Shaw may also be deemed the beneficial owner of our Common Stock that Laminar beneficially owns. Their respective addresses are the same as Laminar's address. This information is based on information reported by Laminar, DESCO LLC, DESCO LP and Mr. Shaw in a Schedule 13D filed with the Securities and Exchange Commission on April 15, 2004.
(12) AIG SunAmerica Inc. and SunAmerica Life Insurance Company ("SunAmerica") have shared voting and dispositive power over 1,037,700 shares of our Common Stock. The address of their principal business office is 2929 Allen Parkway A37-01, Houston, Texas 77019 attention Thomas Reeg. American International Group, Inc. is the parent holding company of these two entities and also has shared voting and dispositive power over those 1,037,700 shares. Its address is 70 Pine Street, New York, New York 10270. All of this information is based on information reported by these companies in Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission on April 15, 2003.
  (13) Steven A. Cohen is deemed the beneficial owner of these shares because he controls S.A.C. Capital Advisors, LLC ("SAC Advisors"); S.A.C. Capital Management LLC ("SAC Management"); and Sigma Capital Management, LLC ("Sigma Management"). Pursuant to investment agreements, SAC Advisors and SAC Management share all investment and voting power with respect to securities held by S.A.C. Capital Associates, LLC ("SAC Associates"). Pursuant to an investment agreement, Sigma Management maintains investment and voting power with respect to securities held by Sigma Capital Associates, LLC ("Sigma Associates"). As a result of these relationships, (1) each of SAC Associates, SAC Advisors, SAC Management and Mr. Cohen may be deemed to own beneficially (with shared voting and dispositive power) 760,200 shares of our Common Stock (constituting approximately 6.3% of our outstanding shares) and (2) Sigma Associates, Sigma Management and Mr. Cohen may be deemed to own beneficially (with shared voting and dispositive power) 22,500 shares (constituting approximately 0.2% of our outstanding Common Stock). SAC Advisors, SAC Management, Sigma Management and Mr. Cohen have disclaimed beneficial ownership of our Common Stock. The principal business office addresses of these persons are as follows: Mr. Cohen and SAC Advisors - 72 Cummings Point Road, Stamford, Connecticut 06902; SAC Management and Sigma Management - 540 Madison Avenue, New York, New York 10022; and SAC Associates and Sigma Associates - P.O. Box 58, Victoria House, The Valley, Anguilla, British West Indies. All of this information is based on information reported by SAC Associates, SAC Advisors, SAC Management, Sigma Associates, Sigma Management and Steven A. Cohen in a Schedule 13G filed with the Securities and Exchange Commission on December 30, 2004.

(14) The Trustee of the ESOP and its address are Marshall & Ilsley Trust Company N.A., 1000 North Water Street, Suite 1200, Milwaukee, Wisconsin 53202. All of the shares held by the ESOP are voted on each proposal in proportion to the voting instructions received by the Trustee from all ESOP participants who submit voting instructions. For example, if (1) the ESOP holds 1,000 shares of our Common Stock, (2) the Trustee receives voting instructions from participants on whose behalf the ESOP holds only 500 shares, and (3) those participants, in the aggregate, instruct the Trustee to vote 300 shares in favor of a proposal and 200 shares against it, then 600 shares held by the ESOP will be voted for the proposal and 400 shares will be voted against it. Our Common Stock held by the ESOP on behalf of our executive officers is reported in the ESOP's Common Stock ownership listing as well as in our Common Stock ownership listings for the respective executive officers and for executive officers and directors as a group.
(15) Includes a total of 262,200 shares which may be acquired by directors and executive officers as a group within 60 days of April 7, 2005 upon the exercise of outstanding options, 350,331 shares under our Restricted Stock Plan, 180,666 shares under our Deferred Compensation Plan and 22,308 shares which they hold through the ESOP.

        We are a party to a registration rights agreement with SunAmerica. SunAmerica can require us to register under the Securities Act of 1933 our Common Stock that it owns. In addition, the agreement grants to SunAmerica the right to have included, subject to certain limitations, all shares of our Common Stock owned by SunAmerica in any registration statement that we file under the Securities Act. We will pay all costs and expenses, other than underwriting discounts and commissions, in connection with the registration and sale of our Common Stock under that agreement.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Our Board of Directors has appointed Deloitte & Touche LLP as our independent public accountants for the year ending December 31, 2004. Deloitte & Touche LLP has been our and our predecessor company's accountants since prior to 1988. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. Those representatives will have the opportunity to make a statement if they so desire. They are expected to be available to respond to appropriate questions.

Audit Fees

         We were billed by our principal accountants, namely Deloitte & Touche LLP, the member firms of Deloitte Touche, Tohmatsu and their respective affiliates (collectively "Deloitte"), a total of $217,000 and $208,700 for fiscal years 2004 and 2003, respectively, for their audit of our annual consolidated financial statements and their review of our consolidated financial statements in our quarterly reports on Form 10-Q.

Audit-Related Fees

          We were billed by Deloitte $37,500 and $36,100 for benefit plan audits for the fiscal years 2004 and 2003, respectively.

Tax Fees

         We were billed by Deloitte $61,184 and $88,200 for income tax services for the fiscal years 2004 and 2003, respectively. Those services consisted of preparation of federal and state income tax returns and related tax advice.

All Other Fees

         We were billed by Deloitte $4,800 for other professional services in fiscal 2004 and no fees for other professional services rendered in fiscal 2003.

Audit Committee's Pre-Approval of Engagement

         Our policy is that before we engage our independent public accountants annually to render audit or non-audit services, the engagement is reviewed and approved by our Audit Committee. All of our independent public accountants' services for which we paid audit-related fees or tax fees for 2004 and 2003, as described above, were within the scope of the engagement that our Audit Committee approved before we entered into the engagement.

                                 Proposal No. 2
                Approval Of Our 2005 Incentive Stock Option Plan
                             (Item 2 on Proxy Card)

         On March 10, 2005, our Board of Directors adopted the 2005 Incentive Stock Option Plan ("Employee Plan"), which we are now asking our stockholders to approve. We are doing so because our 1993 Plan has expired, as explained elsewhere in this Proxy Statement, and we are therefore unable to grant stock options to our officers and key employees. We believe that stock options, as a form of incentive compensation, can further the Company's best interests because they help to align the interests of the Company and those of our officers and key employees. We also believe that the Employee Plan will help us to retain these individuals, as well as to attract new executives and other key employees, and will help to encourage ownership of our Common Stock by these persons.

         A general description of the principal terms of the Employee Plan is set forth below. That description is qualified in its entirety by the terms of the Employee Plan, which is attached to this Proxy Statement as Exhibit A and is incorporated herein by reference.

         Administration and Eligibility. The Employee Plan will be administered by a committee of our Board of Directors that we will establish for this purpose ("Stock Option Committee"). We intend that each member of our Stock Option Committee will qualify as an "outside director," as that term is used in Section 162(m) of the Internal Revenue Code (the "Code").

         Our Stock Option Committee will be authorized to, among other things, set the terms of option grants and waive compliance with such terms in appropriate cases. The terms of option grants may vary from participant to participant. Our Stock Option Committee will also have the authority to interpret the Plan and adopt administrative regulations.

         The persons who will be eligible to participate in the Employee Plan are our (or our subsidiaries') officers and key employees, including Directors who are also officers or key employees. Our Stock Option Committee will have authority in its discretion, but subject to the terms of the Employee Plan, to determine, from among the eligible participants, the persons to whom, and the time at which, options will be granted and the number of shares to be covered by each option.

         Stock Option Grants and Exercises. We have reserved 1,000,000 shares of our Common Stock for issuance under the Employee Plan (subject to anti-dilution adjustments for stock dividends, stock splits, reorganizations and similar events, as explained below). If any option granted under the Employee Plan expires, terminates, or is forfeited or canceled, the shares subject to that option will be released and will become available for the grant of new options under the Employee Plan, to the extent allowable under Section 422 of the Code.

         Subject to anti-dilution adjustments explained below, the number of shares with respect to which options may be granted to any participant under the Employee Plan during any fiscal year of the Company may not exceed 500,000.

         The exercise price per share for an option will be not less than the fair market value per share of our Common Stock as of the date we grant the option. However, if we grant an option to a beneficial owner of more than 10% of our outstanding Common Stock (a "10% Stockholder"), then the exercise price per share will be not less than 110% of the fair market value of our Common Stock on the grant date. The fair market value will be the closing price of our Common Stock on Amex on the date of the option grant (or any other exchange on which our Common Stock is then listed), provided that our Common Stock is then so listed. If our Common Stock is not listed on an exchange at the time we grant an option, then our Stock Option Committee will make a good faith determination of the fair market value.

         If an option is exercised, the exercise price will be payable (1) in cash or by check; (2) by tender of such number of shares of our Common Stock owned by the option holder as is equal in value to the exercise price; or (3) by a combination of such methods of payment.

         Types of Options. Each option granted under the Employee Plan is intended to qualify as an "incentive stock option" ("ISO"), as defined in
Section 422 of the Code. To the extent that an option fails to meet the standards for an ISO, the option will be treated as a non-qualified stock option under the Employee Plan and the Code. By way of example, to the extent that the aggregate fair market value of shares of our Common Stock subject to options which become exercisable for the first time by a participant during any calendar year exceeds $100,000, the excess portion of such options will be treated as non-qualified stock options.

     Vesting and Exercisability; Expiration or Termination of Options. Our Stock Option Committee will determine the vesting and exercisability schedule for each option grant, and that schedule will be set forth in the stock option agreement that we and the option holder execute. As a general matter, we expect that each option will vest and become exercisable for 20% of the underlying shares on the date of the option grant, and for an additional 20% on each anniversary of the date of the grant. The Employee Plan provides, however, that in the event of the option holder's retirement at age 62, death or disability or in the event of a "change of control" of the Company (as defined in the Employee Plan), any portion of the option that has not yet vested and become exercisable shall immediately vest and be exercisable.

         If the option holder's employment terminates due to death or disability (or if the option holder dies or become disabled within certain specified time frames after termination of employment other than "termination for cause" (as defined in the Employee Plan) or due to retirement at age 62), then the option will be exercisable at any time within one year after death or disability. If the option holder's employment terminates for any other reason (other than for cause), then the option will be exercisable within three months after termination of employment, or six months after termination if an exercise of the option within three months after termination would result in short-swing trading liability under Section 16(b) of the Securities Exchange Act of 1934. If the option holder's employment termination was not the result of retirement at age 62 and was not for cause, then the option will only be exercisable during this three-month or six-month period to the extent it was exercisable immediately prior to such termination. If an option holder's employment is terminated for cause, then upon such termination all non-exercised options held by that person will immediately terminate. To the extent that an option remains exercisable beyond the time permitted by law for the exercise of ISOs following the termination of employment, the option will convert automatically to a non-qualified stock option for the remaining period of its exercisability.

         Subject to the events described above concerning termination of the option holder's employment, an option granted under the Employee Plan will expire not later than ten years from the date on which it was granted (except in the case of an ISO granted to a 10% Stockholder, which will expire not later than five years from the grant date).

         Changes in Capital Structure; Anti-Dilution Adjustments. If any stock dividend, recapitalization, stock split, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of our shares or our other securities affects our Common Stock such that our Stock Option Committee determines that an adjustment is appropriate and equitable in order to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the Employee Plan, then without stockholder approval our Stock Option Committee may adjust any or all of (1) the number of shares of our Common Stock subject to each outstanding option, (2) the exercise price of such options and (3) the number of shares reserved for issuance under the Employee Plan.

         Effectiveness. The Employee Plan will become effective upon approval by our stockholders and will expire on March 9, 2015. Expiration of the Employee Plan will not affect the validity or exercisability of options granted prior to such expiration.

         Section 162(m) of the Code. Under Section 162(m) of the Code, we are not allowed a tax deduction in any taxable year for compensation in excess of $1 million that we pay to our CEO or to any of our other four most highly paid executive officers who serve in such capacity as of the last day of the taxable year. An exception to this rule applies to compensation that we pay pursuant to a stock incentive plan approved by stockholders and that specifies, among other things, the maximum number of shares with respect to which options and stock appreciation rights (which we do not have) may be granted to eligible participants under such plan during a specified period. Compensation paid pursuant to options or stock appreciation rights granted under such a plan and with an exercise price equal to the fair market value of our Common Stock on the date of grant is deemed performance-based, because such awards provide value to participants only if the stock price appreciates. To the extent required by
Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation, if any stock option is canceled, the canceled option shall continue to count against the maximum number of shares of our Common Stock with respect to which we may grant an option to a participant.

         Certain Federal Tax Consequences. Our grant of an ISO will not result in any federal income tax consequences to the participant or to us. A participant recognizes no federal taxable income upon exercising an ISO (subject to the alternative minimum tax rules discussed below), and we get no tax deduction at the time of exercise. In the event that a participant disposes of shares that were acquired through the exercise of an ISO, the tax consequences depend on how long the participant held the shares. If the participant does not dispose of the shares within two years after we granted the ISO, nor within one year after the ISO was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. We will not be entitled to any tax deduction under these circumstances. If the participant fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a "disqualifying disposition"). The amount of such ordinary income generally is the lesser of (1) the difference between the amount realized on the disposition and the exercise price or (2) the difference between the fair market value of the shares on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long-term or short-term capital gain, depending on whether the shares were held for more than one year. In the year of the disqualifying disposition, we will be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required) and the individual's total compensation is deemed reasonable in amount.

         The "spread" under an ISO - the difference between the fair market value of the shares on the date of exercise and the exercise price - is classified as an item of adjustment for the participant in the year the option is exercised, for purposes of the alternative minimum tax.

         The grant of a non-qualified stock option will not result in any federal income tax consequences to the participant or to us. Upon exercise of a non-qualified stock option, the participant is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code. Any gain or loss on the participant's subsequent disposition of the shares will receive long-term or short-term capital gain or loss treatment, depending on whether the shares were held for more than one year following exercise. We will not get a tax deduction for any such gain.

         The foregoing summary of the federal income tax consequences of transactions under the Employee Plan is based upon federal income tax laws in effect on the date of this Proxy Statement. This summary does not purport to be complete, and does not discuss foreign, state or local tax consequences.

         Vote Required for Approval. Approval of the Employee Plan will require the affirmative vote of the holders of a majority of our outstanding shares represented in person or by proxy and entitled to vote at the Annual Meeting.

         Our Board of Directors unanimously recommends that you vote "FOR" approval of the Employee Plan.

                                 Proposal No. 3
Approval Of Our 2005 Non-Qualified Stock Option Plan For Non-Employee Directors
                             (Item 3 on Proxy Card)

         On March 10, 2005, our Board of Directors adopted the 2005 Nonqualified Stock Option Plan for Non-Employee Directors (the "Director Plan"), which we are now asking our stockholders to approve. We are doing so because our 1996 Plan has expired, as explained elsewhere in this Proxy Statement, and we are therefore unable to grant stock options to our non-employee Directors. The Director Plan is intended to assist us in attracting and retaining dedicated and qualified persons to serve as our non-employee Directors. We also believe that the Director Plan will help to encourage ownership of our Common Stock by non-employee Directors.

         A general description of the principal terms of the Director Plan is set forth below. That description is qualified in its entirety by the terms of the Director Plan (including the accompanying form of Stock Option Agreement), which is attached to this Proxy Statement as Exhibit B and is incorporated herein by reference.

         Participation. Participation in the Director Plan will be limited to members of our Board of Directors who are not employees of the Company or of any of our subsidiaries ("non-employee Directors").

         Stock Option Grants and Exercises. We have reserved 150,000 shares of our Common Stock for issuance under the Director Plan (subject to anti-dilution adjustments for stock dividends, stock splits, reorganizations and similar events, as explained below). If any option granted under the Director Plan expires, terminates, or is forfeited or canceled, the shares subject to that option will be released and will become available for the grant of new options under the Director Plan.

         The exercise price per share for an option will be not less than the fair market value per share of our Common Stock as of the date we grant the option. The fair market value will be determined as follows: (1) if our Common Stock is listed on an exchange, the closing price on the date of the option grant; (2) if our Common Stock is reported on NASDAQ, the closing price reported on the date of the option grant; and (3) under any other circumstances, our Board of Directors will make a good faith determination of fair market value.

         If an option is exercised, the exercise price will be payable (1) in cash or by check; (2) by tender of such number of shares of our Common Stock which have been owned by the option holder for not less than six months prior to the date of exercise and are equal in value to the exercise price; or (3) by a combination of such methods of payment.

         The Director Plan provides that annually, each individual elected, reelected or continuing as a non-employee Director will receive a nonqualified stock option for 6,000 shares of our Common Stock (subject to anti-dilution adjustments described below). In 2005, we expect to grant the options as soon as practicable after the Director Plan has become effective and the options and shares of Common Stock reserved for issuance under the Director Plan have been registered under the Securities Act of 1933. If, however, we elect not to register the options and the underlying Common Stock, then we will grant the options as soon as practicable after the Director Plan becomes effective. In subsequent years, we will grant the options on the anniversary of the effective date of the Director Plan.

         Vesting and Exercisability; Expiration or Termination of Options. Options will become exercisable to the extent of 20% of the underlying shares after an option holder has continuously served as a non-employee Director for one year after the option grant, and to the extent of an additional 20% in each of the next four years, provided that the option holder has continuously served as a non-employee Director during those years. However, in the event of a "change of control" of the Company (as defined in the Director Plan), any portion of an option that has not yet vested and become exercisable will immediately vest and be exercisable.

         Options granted under the Director Plan will expire on the earliest of the following dates: (1) three months after the date on which the option holder ceases to be a non-employee Director, unless that is due to death or disability or because the option holder has become an officer or employee of the Company or of any of our subsidiaries; (2) one year after death or disability if the option holder dies or becomes disabled while a Director; (3) three months after the date of a qualified domestic relations order that requires the transfer of all or a portion of the option to the option holder's spouse (but only the portion that is transferred will thereby terminate); or (4) ten years from the date of the option grant.

         Changes in Capital Structure; Anti-Dilution Adjustments. If any stock dividend, recapitalization, stock split, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of our shares or our other securities affects our Common Stock such that our Board of Directors determines that an adjustment is appropriate and equitable in order to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the Director Plan, then without stockholder approval our Board of Directors may adjust any or all of (1) the number of shares of our Common Stock subject to each outstanding option, (2) the exercise price of such options and
(3) the number of shares reserved for issuance under the Director Plan.

         Effectiveness. The Director Plan will become effective upon approval by our stockholders. The Director Plan has no expiration date. We intend that the Director Plan will remain effective until (1) options for all shares of our Common Stock reserved for issuance under the Director Plan have been exercised in full or (2) it has been conclusively determined that we can grant no further options under the Director Plan even if non-exercised options terminated, expire or are canceled. Our Board of Directors, though, has authority to make amendments to the Director Plan, which may include the establishment of an expiration date.

         Other Information. We pay and will continue to pay other compensation to our non-employee Directors besides the grants of stock options. See "COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS - Compensation of Directors" above.

         Certain Federal Tax Consequences. Options granted under the Director Plan will be non-qualified stock options under the Code. Therefore, our grant of Director Plan options will not result in any federal income tax consequences to the Director Plan participant or to us. Upon exercise of a non-qualified stock option, the participant will be subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. We are entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code. Any gain or loss on the participant's subsequent disposition of the shares will receive long-term or short-term capital gain or loss treatment, depending on whether the shares were held for more than one year following exercise of the option. We will not get a tax deduction for any such gain.

         The foregoing summary of the federal income tax consequences of transactions under the Director Plan is based upon federal income tax laws in effect on the date of this Proxy Statement. This summary does not purport to be complete, and does not discuss foreign, state or local tax consequences.

         Vote Required for Approval. Approval of the Director Plan will require the affirmative vote of the holders of a majority of our outstanding shares represented in person or by proxy and entitled to vote at the Annual Meeting.

         Our Board of Directors unanimously recommends that you vote "FOR" approval of the Director Plan.

                                 Proposal No. 4
            Approval of our Issuance Of Stock To Non-Employee Directors
                             (Item 4 on Proxy Card)

         On March 10, 2005, our Board of Directors approved the issuance of 30,000 shares of our Common Stock as compensation to our four non-employee Directors, subject to stockholder approval and subject to a vesting schedule and restrictions on transfers or pledges of those shares, as described below. Our non-employee Directors constitute a majority of our six-member Board of Directors. They, as well as our other two Directors, participated in the deliberations on this proposal and all six Directors voted in favor of it.

         Purpose and Effect. In April and May of 2004, we attempted to grant options under the 1996 Plan for a total of 30,000 shares of our Common Stock (as adjusted for our 2005 stock split) to our four non-employee Directors as part of their annual compensation. We refer below to these options as the "Intended Options." Subsequently, though, we determined that the 1996 Plan had expired in 2003, as a result of which the Intended Options were null and void. As a form of substitute compensation, we are requesting stockholder approval to issue 30,000 shares of our Common Stock to those non-employee Directors, as shown in the table below. Assuming approval by our stockholders, our issuance of those shares will be subject to the non-employee Directors' acceptance of the shares in full substitution for the Intended Options.

         Assuming such approval and acceptance, the 30,000 shares will be subject to a vesting schedule that restricts the non-employee Directors from selling, assigning, pledging, encumbering or otherwise transferring the shares until they vest. The shares will vest at the rate of 20% per year on each anniversary of our issuance of the shares, resulting in full vesting five years after issuance. The shares, though, will vest immediately upon death, disability or a change in control of the Company, or under any other circumstances in which the individual ceases to be a Director except for resignation prior to reaching age 62 or declining to stand for reelection prior to reaching age 62. In the event of such resignation or decision not to stand for reelection, the non-vested shares will be canceled and forfeited.

         The number of shares that were subject to the Intended Options and that we now intend to issue to the non-employee Directors, the value that those Intended Options would have had, and the value of our Common Stock that we propose to issue to our non-employee Directors in substitution for the Intended Options, with both such valuations based on the April 6, 2005 closing price of our Common Stock on Amex, are as follows:

         Number Of Shares In-The-Money
                Subject To Intended     Value That The              Value Of
                    Options And        Intended Options         Shares Proposed
                  Proposed Stock       Would Have Had           To Be Issued
                     Issuance          (As Of 4/6/05)          (As Of 4/6/05)
                     --------       ------------------       -------------------
            Name                Exercisable   Unexercisable  Vested   Not Vested
            ----               -----------  -------------    ------   ----------



Jeffrey A. Silver     6,000          $ 0       $56,400          $ 0   $74,220

Paul A. Harvey        6,000          $ 0       $56,400          $ 0   $74,220

Vincent L. DiVito     6,000          $ 0       $56,400          $ 0   $74,220

James N. Land, Jr.   12,000          $ 0      $112,620          $ 0  $148,440

         As the table above indicates, the value of the shares that we propose to issue exceeds the in-the-money value of the Intended Options. That is because the non-employee Directors would have had to pay an exercise price for the options in order to exercise them, which price was equal to the fair market value of our Common Stock on the date that we attempted to grant the Intended Options. Our issuance of the 30,000 shares in substitution for the Intended Options, though, would not require payment by the non-employee Directors.

         In addition to the dollar-value differential, the Intended Options (if they had been valid) would have been subject to a greater risk of loss on the part of the non-employee Directors, as compared with the vesting provisions of the shares that we now propose to issue to them. For example, in the event of a non-employee Director's death or disability, the Intended Options would have had to be exercised within one year thereafter or else they would have expired. Under other circumstances in which the individual ceased to be a Director, he would have had to exercise the Intended Options within three months thereafter. To the extent that the Intended Options would not have been subject to any special deadlines for exercise, they would have expired if not exercised within ten years from the respective dates of the intended grants. In contrast, the vesting provisions that will apply to the new shares will not result in a non-employee Director's loss of the shares prior to vesting unless he voluntarily leaves the Board of Directors before he reaches age 62. Consequently, our non-employee Directors who are older than 62 have no risk of losing the shares prior to vesting.

         Except for the right to sell, assign, pledge, encumber or otherwise transfer these new shares (which will be subject to the vesting schedule), the non-employee Directors will be entitled to all rights of ownership with respect to the shares, including the right to vote and receive dividends, immediately upon issuance. Neither these shares nor any other outstanding shares of our Common Stock have preemptive rights.

         We believe that the higher value and fewer restrictions for these new shares, as compared with the Intended Options, is appropriate in view of the lost opportunities on the part of the non-employee Directors that resulted from our inability to grant the Intended Options. The Intended Options would have vested at the rate of 20% per year, on each anniversary of the grant. We attempted to grant options for 6,000 shares on April 19, 2004 and options for 24,000 shares on May 10, 2004. If the options had been valid, then by the date of the Annual Meeting they would already have become exercisable for 20% of the underlying shares at a strike price that is well below the April 6, 2005 closing price of our Common Stock on Amex (although as indicated in the table above, the Intended Options would not have been exercisable as of April 6, 2005). The vesting of the new 30,000 shares, in contrast, will not start until one year after we issue those shares, which will be shortly after the Annual Meeting (assuming that Stockholders approve this proposal). We believe this delayed vesting schedule, viewed in light of the non-employee Directors' lost opportunity to benefit from the appreciation in the market price of our Common Stock since we attempted to issue the options in March and April 2004, justifies the advantages to the non-Employee Directors of this proposed stock issuance as compared with what they would have gotten if the Intended Options had been valid.

         At December 31, 2004, our Common Stock had a negative net tangible book value of approximately $(3.64) per share, without giving effect to any exercise of stock options then outstanding. The net tangible book value per share is determined by dividing our net tangible book value (total tangible assets minus total liabilities) by the number of shares of our Common Stock outstanding at December 31, 2004 (adjusted for the 2005 stock split). Because our Common Stock had a negative net tangible book value, our issuance of these 30,000 shares without payment for them would not cause a pro forma reduction in the net tangible book value per share as of December 31, 2004. Nevertheless, we cannot assure you that our issuance of these shares will not have a dilutive effect on the market price of our Common Stock, even though the shares only amount to approximately 0.2% of the number of shares of our Common Stock outstanding as of April 7, 2005.

         If Stockholders do not approve our issuance of these shares, we will consider other substitute forms of compensation for our non-employee Directors in lieu of the Intended Options, which were supposed to be part of their 2004 compensation but which we were unable to grant because of the expiration of the 1996 Plan.

         Vote Required for Approval. Our issuance of these 30,000 shares of our Common Stock to our non-employee Directors requires the affirmative vote of the holders of a majority of our outstanding shares represented in person or by proxy and entitled to vote at the Annual Meeting.

         Our Board of Directors unanimously recommends that you vote "FOR" approval of this issuance of 30,000 shares of our Common Stock to our non-employee Directors.

                                  OTHER MATTERS

         We know of no other matters which are to be brought before the Annual Meeting. If any other matters are presented for proper action, it is the intention of the persons named in the proxy to vote in accordance with their discretion pursuant to the terms of the proxy.

                            PROPOSALS OF STOCKHOLDERS

         Stockholder proposals intended to be presented at our 2006 annual meeting of stockholders must be received at our executive offices in writing not later than December 23, 2005 to be eligible for inclusion in our proxy statement with respect to that meeting. Stockholders who intend to present a proposal at our 2006 annual meeting but who do not seek to have it included in our proxy statement must notify us of the proposal by not later than March 8, 2006. Otherwise, the proposal will be deemed untimely. These deadlines are based on a projected 2006 annual meeting date of May 16, 2006.

                                         RIVIERA HOLDINGS CORPORATION


                                         By: William L. Westerman
                                         President, Chief Executive Officer and
                                         Chairman of the Board of Directors


IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE MEETING, WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE.

                                    EXHIBIT A

                          RIVIERA HOLDINGS CORPORATION

                        2005 INCENTIVE STOCK OPTION PLAN

                                    EXHIBIT B

                          RIVIERA HOLDINGS CORPORATION

                      2005 NON-QUALIFIED STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS